CONSENT OF INDEPENDENT ACCOUNTANTS


          We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated
March 15, 1996, on our audits of the consolidated financial statements and the financial statement schedule of First Indus-trial Realty Trust, Inc. and the combined financial statements of the Contributing Businesses which is included in the 1995 Annual Report on Form 10-K, and our report dated May 13, 1996 on our audits of the combined historical statements of revenues and certain expenses of First Highland Properties and the Other Acquisition Properties which is included in the Form 8-K/A No. 1 dated May 17, 1996. We also consent to the reference to our firm under the caption "Experts."






                                   /s/ Coopers & Lybrand L.L.P.
                                   ------------------------------
                                       COOPERS & LYBRAND L.L.P.


Chicago, Illinois
May 17, 1996